Exhibit 99.1

Investor Contact: Perot Systems Corporation John Lyon phone: (972) 577-6132 fax: (972) 577-6790 John.Lyon@ps.net	Media Contact: Perot Systems Corporation Joe McNamara phone: (972) 577-6165 fax: (972) 577-4484 Joe.McNamara@ps.net

Perot Systems Corporation 2300 West Plano Parkway Plano, TX 75075 972.577.0000 www.perotsystems.com	Perot Systems Announces Fourth Quarter 2005 Financial Results
Plano, TX — February 7, 2006 — Perot Systems Corporation (NYSE: PER) today announced financial results for the fourth quarter and full year of 2005.
•	Revenue for the fourth quarter of 2005 was $527 million, an increase of $61 million, or 13% year-to-year, and includes $14 million of revenue from acquisitions completed during the past year. Revenue for the full year of 2005 was $2 billion.

•	Earnings per share (diluted) for the fourth quarter of 2005 was $.22, and full year 2005 earnings per share (diluted) was $.91.

•	New contract signings totaled $72 million for the quarter, bringing the total value of new contracts signed during 2005 to $882 million. Subsequent to the quarter, Perot Systems signed a new outsourcing contract with Triad Hospitals valued at $1.2 billion, which represents the second largest new contract signing in the company’s history.

•	Trailing Twelve Month Operating Cash Flow and Capital Expenditures were $150 million and $70 million, respectively. During the fourth quarter, Perot Systems repurchased approximately 1.6 million shares of its Class A common stock for $21.6 million at an average price per share of $13.40, increasing the total number of shares repurchased during 2005 to 3.2 million at a total cost of $42.2 million.

•	Cash totaled $260 million as of December 31, 2005.

For the first quarter of 2006, Perot Systems expects:
•	Revenue to range from $527 million to $540 million, which represents year-to-year growth of 11% to 14% as compared to first quarter 2005 revenue of $473 million.

•	Earnings per share (diluted) to range from $.18 to $.20, with this earnings projection including approximately $4 million, or $.02 per share, of expense associated with the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment.”
Peter Altabef, president and CEO of Perot Systems, said, “In 2005, we extended our leadership position in the Healthcare market with key clinical transformation and business process wins, advanced many parts of our business, and continued to make select investments. As we enter 2006, we are positioned in the right markets at the right time and are well prepared to grow our business over the course of the year.”
Perot Systems Corporation
Revenue by Line of Business
(Millions of USD)
Unaudited

	4Q	Year-
	2005	to-Year
Line of Business	Revenue	Growth
Industry Solutions 1) 2)	$419.0	12%
Government Services 2)	73.0	17%
Applications Solutions, gross 1) 3)	46.5	25%
Intersegment Eliminations 3)	(11.8)	31%

Total	$526.7	13%

1.	Revenue from UBS was $75.5 million for the fourth quarter of 2005, or 14% of revenue. Revenue from UBS reported within the Industry Solutions line of business was $65.5 million for the fourth quarter of 2005, an increase of 2% year-to-year. Revenue from UBS reported within the Applications Solutions line of business was $10.0 million for the fourth quarter of 2005, an increase of 16% year-to-year.

2.	Revenue for the Industry Solutions and Government Services lines of business includes revenue related to companies Perot Systems acquired during 2005 of $12.3 million and $1.7 million, respectively.

3.	Gross revenue measures all services provided by Applications Solutions, both direct-to-market and through the Industry Solutions line of business. Intersegment eliminations relate to the revenue recognized through the Industry Solutions line of business. Net revenue represents only direct-to-market revenue for Applications Solutions. Net revenue for Applications Solutions was $34.7 million, an increase of 23% year-to-year.

Trend Information and Business Outlook
The information contained within the following section, as well as the projections provided above with respect to the first quarter of 2006 and the accompanying footnotes to the financial statements, are important to understanding current and future performance. Some of the statements included in this press release involve projections of Perot Systems’ future financial performance and are based on current expectations. These statements are forward-looking, and actual results may differ materially. In formulating these projections, we have considered recent and potential sales, acquisitions, current market conditions and long-term opportunities and risks, with these factors being subject to risks and uncertainties, including those described within this press release.
In the fourth quarter of 2004, Perot Systems reported diluted earnings per share of $.22. Included in these earnings was a net benefit of $.01 per share, including $4.8 million of expense related to severance and employee-related liabilities, and a net reduction to deferred tax asset valuation allowances that benefited after-tax earnings by $4.5 million.
For the first quarter of 2006, Perot Systems expects revenue to range from $527 million to $540 million, with sequential revenue growth coming primarily from recent new sales within Industry Solutions and expansion of its Applications Solutions line of business, which will collectively add approximately $15 million of sequential revenue growth. Beginning in the first quarter of 2006, UBS will begin to pay directly a portion of their infrastructure expenses, which will create approximately $5 million of sequential revenue pressure for Perot Systems, without any corresponding pressure on earnings. Earnings per share (diluted) is expected to range from $.18 to $.20, with this earnings projection including approximately $4 million, or $.02 per share, of expense associated with the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment.”

Update on Mid-term Financial Prospects
As previously disclosed, Perot Systems outsourcing contract with UBS will expire at the end of 2006. This will result in the loss of approximately $55 million of profit in 2007. Perot Systems does not expect its contract with Harvard Pilgrim to end in 2007 and now expects to continue providing services to Harvard Pilgrim after 2007, although its post-2007 operations will likely be at a reduced level and under a new long-term contract.
Based on these and other developments, including the impact of recent contract signings, Perot Systems expects first quarter 2007 diluted earnings per share to be roughly flat as compared to first quarter 2006, with the potential for Perot Systems to report year-to-year earnings growth for this period.
Conference Call
Perot Systems will hold a conference call to review fourth quarter 2005 results of operations on February 7, 2006 at 10:15 a.m. EST. Parties interested in participating may join the conference call via the Internet at www.perotsystems.com. Additionally, Perot Systems has published a downloadable summary of its fourth quarter 2005 financial results at www.perotsystems.com.

Perot Systems Corporation
Condensed Consolidated Income Statements
For the Three Months Ended December 31, 2004 and 2005
(Millions of USD, except per share amounts)
Unaudited

	Three Months Ended December 31
	2004	2005	% Change
Revenue	$465.6	$526.7	13%
Direct cost of services	368.4	423.9	15%

Gross profit 1) 2)	97.2	102.8	6%
Selling, general & admin. 2)	66.2	62.9	(5%)

Operating income	31.0	39.9	29%
Other income, net	1.9	2.0	5%
Interest income, net	1.1	0.8	(27%)

Income before taxes	34.0	42.7	26%
Provision for income taxes 3)	6.9	16.1	133%

Net income	$27.1	$26.6	(2%)

Earnings per share (diluted) data:
Earnings per share (diluted)	$.22	$.22
Shares outstanding (diluted)	122.7	121.7

Perot Systems Corporation
Revenue Summary
For the Three Months Ended December 31, 2005
(Millions of USD)
Unaudited

	Revenue	% Pts.
	Growth	of Growth
4Q 2004	$465.6	—
Commercial accounts 4)	25.7	5.5
Acquisitions	12.3	2.6
New contracts	5.8	1.3

Industry Solutions	43.8	9.4

Federal accounts	9.1	1.9
Acquisitions	1.7	0.4

Government Services	10.8	2.3

Applications Solutions	6.5	1.4

4Q 2005	$526.7	13.1

		Year-to
		-Year	% of
	Revenue	Growth	Total
Healthcare	$244.0	12%	46%
Commercial Solutions & Other	175.0	11%	33%

Industry Solutions	419.0	12%	79%

Government Services	73.0	17%	14%

Applications Solutions, gross	46.5	25%	9%
Intersegment eliminations	(11.8)	31%	(2%)

Applications Solutions	34.7	23%	7%

Total	$526.7	13%	100%

Perot Systems Corporation
Condensed Consolidated Balance Sheets
As of December 31, 2004 and 2005
(Millions of USD)
Unaudited

	As of	As of
	12/31/2004	12/31/2005	% Change
Cash and cash equivalents	$304.8	$259.6	(15%)
Accounts receivable, net	233.9	277.8	19%
Prepaid expenses and other	54.3	66.0	22%

Total current assets	593.0	603.4	2%
Property, equip. & software, net	144.4	180.0	25%
Goodwill	359.0	443.4	24%
Other non-current assets	129.6	143.8	11%

Total assets	$1,226.0	$1,370.6	12%

Current liabilities	$332.9	$259.6	(22%)
Long-term liabilities	31.1	150.5	n/m
Stockholders’ equity	862.0	960.5	11%

Total liabilities & stockholders’ equity	$1,226.0	$1,370.6	12%

Perot Systems Corporation
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended December 31, 2004 and 2005
(Millions of USD)
Unaudited

	Three Months Ended
	12/31/2004	12/31/2005
Net income	$27.1	$26.6
Depreciation and amortization	14.3	19.5
Changes in assets and liabilities (net of effects from acquisitions of businesses) and other non-cash items	32.9	19.6

Net cash provided by operating activities	74.3	65.7

Purchases of property, equipment & software	(11.0)	(16.3)
Acquisitions of businesses, net of cash acquired	(3.1)	(4.4)

Net cash used in investing activities	(14.1)	(20.7)

Proceeds from issuance of common stock	10.2	6.3
Repurchases of common stock	—	(21.6)
Other financing activities	(0.5)	—

Net cash provided by (used in) financing activities	9.7	(15.3)

Effect of exchange rate changes on cash	4.7	(0.9)

Net cash flow	$74.6	$28.8

Perot Systems Corporation
Financial Highlights
For the Twelve Months Ended December 31, 2004 and 2005
(Millions of USD)
Unaudited

	Twelve Months Ended December 31
	2004	2005	% Change
Revenue	$1,773.5	$1,998.3	13%
Pretax income	135.2	180.2	33%
Net income	94.3	111.1	18%
Earnings per share (diluted)	$.78	$.91	17%
Net cash provided by operating activities	158.3	149.7	(5%)
Purchases of property, equipment & software	33.3	70.4	111%
Shares outstanding (diluted)	120.5	121.9	1%
Financial Statement Notes
1)	Gross margin, which is calculated as gross profit divided by revenue, for the fourth quarter of 2005 was 19.5% of revenue, which is lower than the gross margin for the fourth quarter of 2004 of 20.9%. This year-to-year decrease in gross margin is primarily due to a $10 million loss on an outsourcing contract, including a $2.8 million loss from the impairment of certain contract assets. This decrease was partially offset by an increase in the profitability of the Applications Solutions line of business and a reduction in annual incentive compensation.

2)	For the fourth quarter of 2004, gross profit and SG&A include $1.8 million and $3.0 million, respectively, of expense related to severance and employee-related liabilities.

3)	For the fourth quarter of 2004, we recorded a net reduction to our income tax valuation allowances for our European operations that benefited after-tax earnings by $4.5 million.

4)	Includes $9.5 million of additional revenue from contracts signed during the fourth quarter of 2004 for which we did not recognize a full quarter of revenue in the fourth quarter of 2004.

About Perot Systems
Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2005 revenue of $2.0 billion. The company has more than 17,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com.
This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Among many factors that could affect our business and cause actual results to differ materially are the following:
•	Our outsourcing agreement with UBS, the largest of our UBS agreements, ends in January 2007, and we expect the end of this agreement to result in the loss of a substantial majority of revenue and profit from our UBS relationship.

•	We may not be able to successfully implement planned operating efficiencies and expense reduction initiatives and achieve the planned timing and amount of any resulting benefits. Future contract signings and performance on existing contracts could result in increases or decreases in the total amount of efficiencies that are realized in future periods.

•	We may bear the risk of cost overruns relating to software development and implementation services, and, as a result, cost overruns could adversely affect our profitability.

•	Our largest customers account for a substantial portion of our revenue and profits, and the loss of any of these customers could result in decreased revenues and profits.

•	If entities we acquire fail to perform in accordance with our expectations or if their liabilities exceed our expectations, our profits per share could be diminished and our financial results could be adversely affected.

•	Development of our software products may cost more than we initially project, and we may encounter delays or fail to perform well in the market, which could decrease our profits.

•	Our financial results are materially affected by a number of economic and business factors.

•	If we are unable to successfully integrate acquired entities, our profits may be less and our operations more costly or less efficient.

•	Our contracts generally contain provisions that could allow customers to terminate the contracts and sometimes contain provisions that enable the customer to require changes in pricing, decreasing our revenue and profits and potentially damaging our business reputation.

•	Some contracts contain fixed-price provisions or penalties that could result in decreased profits.

•	Fluctuations in currency exchange rates may adversely affect the profitability of our foreign operations.

•	Our international operations expose our assets to increased risks and could result in business loss or in more expensive or less efficient operations.

•	We have a significant business presence in India, and risks associated with doing business there could decrease our revenue and profits.

•	Our government contracts contain early termination and reimbursement provisions that may adversely affect our revenue and profits.

•	If customers reduce spending that is currently above contractual minimums, our revenues and profits could diminish.

•	If we fail to compete successfully in the highly competitive markets in which we operate, our business, financial condition, and results of operations will be materially and adversely affected.

•	Increasingly complex regulatory environments may increase our costs.

•	Our quarterly financial results may vary.

•	Changes in technology could adversely affect our competitiveness, revenue, and profit.

•	We could lose rights to our company name, which may adversely affect our ability to market our services.

•	Failure to recruit, train, and retain technically skilled personnel could increase costs or limit growth.

•	Alleged or actual infringement of intellectual property rights could result in substantial additional costs.

•	Provisions of our certificate of incorporation, bylaws, stockholders’ rights plan, and Delaware law could deter takeover attempts.
Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the U.S. Securities and Exchange Commission and available at www.sec.gov, for additional information regarding risk factors. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.
# # #